UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2010
McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 N. Eldridge Parkway, Houston, Texas	77079

(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (281) 870-5901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Through one of our subsidiaries, we entered into a Separation Agreement with Mr. Robert A. Deason on March 23, 2010 in connection with Mr. Deason’s previously announced March 31, 2010 resignation from our subsidiary, J. Ray McDermott, S.A.
     Under the terms of the Separation Agreement, Mr. Deason will provide general advisory services to our Offshore Oil and Gas Construction segment for a period of six months (with a six month extension if mutually agreed) following his resignation. In consideration of the services, Mr. Deason will receive (a) $25,000 per month; (b) a conditional pro-rated bonus payment for 2010 in an amount that will depend on the 2010 bonus generally paid to other employees under our annual incentive compensation plan; and (c) continued vesting of his outstanding equity awards, which will vest through March 31, 2011. Based on the vesting schedule of his existing equity awards, Mr. Deason will vest in the following amounts and awards through March 31, 2011: 2,540 shares of restricted stock, 8,226 shares of deferred stock units, which settle in cash, and, depending on performance, between 55,200 and 96,405 shares of performance shares. The Separation Agreement also includes a covenant not to compete and a release of claims by Mr. Deason, as described therein. A copy of the Separation Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
10.1	Separation Agreement
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.
By:	/s/ Dennis S. Baldwin
Dennis S. Baldwin
Vice President and Chief Accounting Officer

March 29, 2010